Exhibit 10.20

Directors’ Compensation

Directors who are employees of Duquesne Light Holdings or any of our affiliates are not compensated for their Board service to Holdings, Duquesne Light or any other affiliate.

Directors who are not employees are compensated for their Board service by a combination of cash and an annual grant of Common Stock. Effective May 25, 2006, the cash component consists of an annual Board retainer of $30,000, payable in twelve monthly installments, and a fee of $1,500 for each Board, Committee or ad hoc meeting attended. The Audit Committee Chair is paid an additional annual retainer of $3,000. The Board Chair is not compensated for attending Committee meetings. The stock component consists of an annual grant of 2,500 restricted shares or deferred stock units (which vest over two years) for each Director, plus annual grants of stock (which may be deferred in the form of deferred stock units at the recipient’s option) in the following amounts: $30,000 to the Board Chair; $15,000 to the Vice Chair; and $5,000 to each Committee chairperson. Prior to May 25, 2006, the annual retainer was $24,000, the meeting fee was $1,000 and the Audit Committee Chair did not receive an additional retainer; the other compensation components were not changed.

For Directors elected prior to June 1, 2003, we have a Charitable Giving Program funded by company-owned life insurance policies on the Directors. Upon the death of a Director, we donate up to $500,000, payable in ten equal annual installments, to a maximum of ten qualifying charitable or educational organizations recommended by the Director and reviewed and approved by the Employment and Community Relations Committee and the Board. A Director must have Board service of 60 months or more in order to qualify for the full donation amount, with service of less than 60 months qualifying for a pro-rated donation. The program does not result in any material cost to us.

We provide Business Travel Insurance to our non-employee directors as part of our Business Travel Insurance Plan for Management Employees. In the event of accidental death or dismemberment, benefits of up to $400,000 per individual are provided. The program does not result in any material cost to us.

Directors can participate in the Duquesne Light Company College Matching Gift Program, which provides a dollar-for-dollar match of a gift of cash or securities (up to a maximum of $5,000 per donor per calendar year) to an accredited, nonprofit, non-proprietary, degree-granting college, university, or junior college located within the United States or one of its possessions which is recognized by the Internal Revenue Service as eligible to receive tax-deductible contributions. The program does not result in any material cost to us.